CODE OF ETHICS

BACKGROUND

In accordance with both Rule 17j-1 of the Investment Company Act of 1940, and Rule 204A-1 of the Investment Adviser Act of 1940, Selective Wealth Management LLC has adopted a code of ethics to:

•	Set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws);
•	Safeguard material non-public information about client transactions; and
•	Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Adviser Act.

DEFINITIONS

1.	“Access Person” includes any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. All the Firm’s directors, officers, and partners are presumed to be access persons.
2.	“Act” means Investment Advisers Act of 1940.
3.	“Adviser” means Selective.
4.	“Against the box” is the sale by a holder of a long position in the same stock
5.	“Investment Company” means a company registered as such under the Investment Company Act and for which the Adviser is the investment adviser
6.	“Covered Security” is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

7.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.
8.	“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.
9.	“Conflict of Interest”: for the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of the Adviser as a whole.
10.	“Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.
11.	“Covered Security” does not include direct obligations of the U.S. government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by the Adviser; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser.
12.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
13.	“Investment personnel” means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.
14.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.
15.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

16.	"Reportable security" means a security as defined in section 202(a)(18) of the Investment Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than reportable funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

17.	“Reportable fund” means: (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.
18.	“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

STANDARDS OF BUSINESS CONDUCT/STATEMENT OF FIDUCIARY PRINCIPLES

As an investment adviser firm, we have an overarching fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We have an obligation to uphold that fiduciary duty and see that our personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

Selective holds their directors, officers, and employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•	Always place the interest of the clients first and never benefit at the expense of advisory clients;
•	Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships;
•	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
•	Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and
•	Proactively promote ethical and honest behavior with Selective including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with this Code may result in disciplinary action, up to and including termination of employment. This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield supervised persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

PROHIBITED PURCHASES AND SALES

INSIDER TRADING

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. The SEC defines material by saying “Information is material if ‘there is a substantial likelihood that a reasonable shareholder would consider it important’ in making an investment decision.” Information is nonpublic if it has not been disseminated in a manner making it available to investors generally.

Selective strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. Selective additionally prohibits the communicating of material non- public information to others in violation of the law. Employees who are aware of the misuse of material nonpublic information should report such to the CCO. This policy applies to all of Selective employees and associated persons without exception.

Please note that SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

PERSONAL SECURITIES TRANSACTIONS

INITIAL PUBLIC OFFERINGS (IPOS)

Except in a transaction exempted by the “Exempted Transactions” section of this Code, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering (“IPO”) without first obtaining approval from the CCO. Any acquisition by an access person or employee in an IPO following CCO approval shall be recorded on the appropriate firm personal trading log or other designated reporting document and placed in employees file or CCO designated compliance file.

LIMITED OR PRIVATE OFFERINGS

Except in a transaction exempted by the “Exempted Transactions” section of this Code, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO. The Adviser’s CCO must obtain approval from his Supervisor. If authorized, investment personnel are required to disclose that investment when they play a part in any client’s subsequent consideration of an investment in the issuer.

MISCELLANEOUS RESTRICTIONS

BLACKOUT PERIODS

No access person shall execute a securities transaction on a day during which the Adviser has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

No portfolio manager of the Adviser shall buy or sell a security within at least seven calendar days before and after the Adviser trades in that security.

De minimis exemption: From time-to-time the Adviser will make transactions involving a small number of shares of a company with a very large market capitalization and high average trading volume. During those times access persons and portfolio managers may trade the same securities as the Adviser, but only after the order has been executed or withdrawn. These transactions must be precleared by the CCO as such transactions create inherent conflicts of interest.

If an access person violates this procedure the trade shall be unwound. If unwinding is not possible, then all profits from the trading shall be disgorged to a charitable organization.

MARGIN ACCOUNTS

Investment personnel are prohibited from purchasing securities on margin, unless pre-cleared by the CCO.

SHORT SALES

Investment personnel are prohibited from selling any security short that is owned by any client of the firm, except for short sales “against the box”. A short sell against the box is the act of short selling securities that you already own.

SHORT-TERM TRADING

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 60 calendar days by investment personnel. The CCO may, for good cause shown, permit a short-term trade, but shall record the reasons and grant of permission with the records of the Code.

EXEMPTED TRANSACTIONS

The prohibitions of this section of this Code of Ethics shall NOT apply to:

•	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.
•	Purchases which are part of an automatic investment plan, including dividend reinvestment plans.
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
•	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
•	Open end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm.
•	Certain closed-end index funds
•	Unit investment trusts
•	Exchange traded funds that are based on a broad-based securities index
•	Futures and options on currencies or on a broad-based securities index

PROHIBITED ACTIVITIES

ADVISER’S ACQUISITION OF SHARES IN COMPANIES THAT INVESTMENT PERSONNEL HOLD THROUGH LIMITED OFFERINGS

Investment personnel who have been authorized to acquire securities in a limited offering must disclose that investment to the CCO when they are involved in the Adviser’s subsequent consideration of an investment in the issuer, and the Adviser’s decision to purchase such securities must be independently reviewed by invest personnel with no personal interest in that issuer.

CONFIDENTIALITY

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

CONFLICTS OF INTEREST

Selective has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All supervised persons must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if your personal interest interferes, or appears to interfere, with the interests of Selective or its clients. A conflict of interest can arise whenever you take action or have an interest that makes it difficult for you to perform your duties and responsibilities for Selective honestly, objectively and effectively.

While it is impossible to describe all possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

•	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty; and

•	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

GIFTS AND ENTERTAINMENT

Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than the de minimis value from any person or entity that does business with or on behalf of the adviser without pre-approval by the CCO. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $200.00 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present. All gifts, given and received, will be recorded in a log and filed

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback

POLITICAL AND CHARITABLE CONTRIBUTIONS

Supervised persons that may make political or charitable contributions, in cash or services, must report each such contribution to the CCO, who will compile and report thereon as required under relevant regulations. Supervised persons are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

The regulatory limits on political contributions that may be made by supervised persons to state or local officials, which for state and local elections in which Firm personnel may vote is $350. For state and local elections in which Firm personnel may not vote the limit is $150. Violations on these limits carry a two-year ban on managing money for person plans controlled by the official or personnel the official may appoint.

SERVICE ON BOARD OF DIRECTORS

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of Selective, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

COMPLIANCE PROCEDURES

COMPLIANCE WITH LAWS AND REGULATIONS

All supervised persons of Selective must comply with all applicable state, local and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

›	To defraud such client in any manner;
›	To mislead such client, including making any statement that omits material facts;
›	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
›	To engage in any manipulative practice with respect to such client; or
›	To engage in any manipulative practice with respect to securities, including price manipulation.

PERSONAL SECURITIES TRANSACTIONS PROCEDURES AND REPORTING

A.	Pre-Clearance

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

1.	Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.
2.	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.
3.	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.
4.	Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

B.	Pre-Clearance Exemptions

The pre-clearance requirements of this section of this Code of Ethics shall not apply to:

1.	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.
2.	Purchases which are part of an automatic investment plan, including dividend reinvestment plans.
3.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
4.	Acquisition of covered securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
5.	Open end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm
6.	Certain closed-end index funds.
7.	Unit investment trusts.
8.	Exchange traded funds that are based on a broad-based securities index.
9.	Futures and options on currencies or on a broad-based securities index.

C.	Reporting Requirements

1.	Holdings Reports

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report containing the following information:

a.	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;
b.	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and
c.	The date that the report is submitted by the access person.

Information pertaining to the Initial Holding Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Information pertaining to the Annual Holding Report must be current as of a date no more than 45 days before the report is submitted.

2.	Quarterly Reports

Every access person shall, no later than ten (10) days after the end of calendar quarter, file transaction reports containing the following information:

a.	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

b.	The nature of the transaction (e.g. purchase, sale)
c.	The price of the security at which the transaction was affected
d.	The name of any broker, dealer or bank with or through the transaction was affected; and
e.	The date that the report is submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

3.	Reporting Exemptions

The reporting requirements of this section of this Code of Ethics shall not apply to:

a.	Any report with respect to securities over which the access person has no direct or indirect influence or control.
b.	Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.
c.	Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.
d.	Any transaction or holding report if the firm has only one access person, so long as the firm maintains records of the information otherwise required to be reported under the rule.

4.	Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

CERTIFICATIONS OF COMPLIANCE

INITIAL CERTIFICATION

The firm is required to provide all supervised persons with a copy of this Code. All supervised persons are to certify in writing that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

ACKNOWLEDGEMENT OF AMENDMENTS

The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

ANNUAL CERTIFICATION

All supervised persons must annually certify that they have read, understood, and complied with this Code of Ethics and that the supervised person has adhered to all that is required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance.

REPORTING VIOLATIONS

All supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the Supervisor. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

›	Noncompliance with applicable laws, rules, and regulations;
›	Fraud or illegal acts involving any aspect of the firm’s business;
›	Material misstatements in regulatory filings, internal books and records, client records or reports; or
›	Activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

COMPLIANCE OFFICER DUTIES

ANNUAL REVIEW

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation. The CCO will furnish to the board of directors of the Fund a written report that:

›	Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about A-10 material violations of the Code or procedures and sanctions imposed in response to the material violations; and
›	Certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating the Code.

RECORDKEEPING

CCO shall ensure that Selective maintains the following records in a readily accessible place:

›	A copy of each code of ethics that has been in effect at any time during the past five years;
›	A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
›	A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;
›	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these report;
›	A list of the names of persons who are currently, or within the past five years were, access persons;
›	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted; and

A record of any decisions that grant employees or access persons a waiver from or exception to the code.

SANCTIONS

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly and reported through the CCO to the Supervisor. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

›	letter of censure;
›	Suspension or termination of employment;
›	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and
›	In serious cases, referral to law enforcement or regulatory authorities.

TRAINING AND EDUCATION

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and all supervised persons are required to attend any training sessions or read any applicable materials.